GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2011 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (February 21, 2012) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2011.  Greenlight Re reported net income of $70.2 million for the fourth quarter of 2011 compared to net income of $56.4 million for the same period in 2010.  Net income per share was $1.89 on a fully diluted basis compared to $1.51 for the same fourth quarter period in 2010.

Fully diluted adjusted book value per share as of December 31, 2011 was $21.61, a 1.0% increase from $21.39 per share as of December 31, 2010.

For the year ended December 31, 2011, net income was $6.8 million compared to net income of $90.6 million for the year ended December 31, 2010.  The net income per share for 2011 was $0.18, on a fully diluted basis, compared to net income per share of $2.44 for 2010.

“Our disciplined approach allowed us to preserve capital and make continued progress in executing our strategy during 2011, which proved to be a challenging year for both underwriting and investing,” said Bart Hedges, Chief Executive Officer of Greenlight Re.  “We experienced significant competitive head winds on the underwriting side including a difficult pricing environment and a large number of natural catastrophes.  Even so, we found some attractive new opportunities and achieved a rating upgrade from A.M. Best.”

”In a difficult environment, Greenlight Re improved its market recognition and continued to build the platform,” stated David Einhorn, Chairman of the Board of Directors. “We believe we are well positioned for 2012 and beyond as we continue to pursue our strategy of developing productive, long term reinsurance partnerships and investing assets prudently.”

Financial and operating highlights for Greenlight Re in the fourth quarter and year ended December 31, 2011 include:

•
Gross written premiums in the fourth quarter of 2011 were $90.5 million compared to $107.8 million in the fourth quarter of 2010, while net earned premiums were $77.1million, a decrease from $103.6 million reported in the fourth quarter of last year.  For the full year 2011, gross written premiums were $397.7 million compared to $414.9 million in 2010, while net earned premiums were $379.8 million compared to $287.7 million in the prior year.

•	The combined ratio for 2011 was 103.8%, up from 102.8% in 2010.

•
Net investment income reported in the fourth quarter 2011 was $77.7 million, a gain of 7.6%, compared to $64.3 million, or a 6.5% gain, in the fourth quarter of 2010.  For the full year 2011, net investment income was $23.1 million, a 2.1% gain, compared to $104.0 million in 2010, an 11.0% gain.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2011 on Wednesday, February 22, 2012 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2011 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                          1-877-317-6789
International                         1-412-317-6789

The conference call can also be accessed via webcast at:

http://services.choruscall.com/links/glre120222.html

A telephone replay of the call will be available from 12:00 p.m. Eastern time on February 22, 2012 until 9:00 a.m. Eastern time on March 1, 2012.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 10009959. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky .

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Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is a specialist property and casualty reinsurance company based in the Cayman Islands and Ireland.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2011	2010
Assets
Investments
Debt instruments, trading, at fair value	$10,639	$15,610
Equity securities, trading, at fair value	890,822	839,921
Other investments, at fair value	128,685	179,023
Total investments	1,030,146	1,034,554
Cash and cash equivalents	42,284	45,540
Restricted cash and cash equivalents	957,462	977,293
Financial contracts receivable, at fair value	23,673	46,168
Reinsurance balances receivable	141,278	109,567
Loss and loss adjustment expenses recoverable	29,758	11,976
Deferred acquisition costs, net	68,725	87,389
Unearned premiums ceded	27,233	7,424
Notes receivable	17,437	14,205
Other assets	5,492	3,886
Total assets	$2,343,488	$2,338,002
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$683,816	$725,990
Financial contracts payable, at fair value	6,324	23,493
Due to prime brokers	260,359	273,071
Loss and loss adjustment expense reserves	241,279	186,467
Unearned premium reserves	225,735	234,983
Reinsurance balances payable	38,379	20,164
Funds withheld	31,844	22,887
Other liabilities	10,054	11,786
Total liabilities	1,497,790	1,498,841
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,283,200 (2010: 30,200,835): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2010: 6,254,949)	3,654	3,646
Additional paid-in capital	488,478	485,555
Retained earnings	310,971	304,202
Shareholders’ equity attributable to shareholders	803,103	793,403
Non-controlling interest in joint venture	42,595	45,758
Total equity	845,698	839,161
Total liabilities and equity	$2,343,488	$2,338,002

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2011, 2010 and 2009
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2011	2010	2009
Revenues
Gross premiums written	$397,659	$414,850	$258,818
Gross premiums ceded	(46,920)	(12,011)	(13,276)
Net premiums written	350,739	402,839	245,542
Change in net unearned premium reserves	29,036	(115,138)	(30,862)
Net premiums earned	379,775	287,701	214,680
Net investment income	23,118	104,006	199,861
Other income (expense), net	253	(1,079)	4,538
Total revenues	403,146	390,628	419,079
Expenses
Loss and loss adjustment expenses incurred, net	241,690	177,018	119,045
Acquisition costs, net	138,751	102,645	69,232
General and administrative expenses	13,892	16,187	18,994
Total expenses	394,333	295,850	207,271
Income from continuing operations before income tax expense	8,813	94,778	211,808
Income tax (expense) benefit	(247)	(396)	49
Net income including non-controlling interest	8,566	94,382	211,857
Income attributable to non-controlling interest in joint venture	(1,797)	(3,740)	(2,312)
Net income	$6,769	$90,642	$209,545
Earnings per share
Basic	$0.19	$2.49	$5.78
Diluted	0.18	2.44	5.71
Weighted average number of ordinary shares used in the determination of earnings per share:
Basic	36,548,466	36,420,719	36,230,501
Diluted	37,286,454	37,224,173	36,723,552

The following table provides the ratios for the years ended December 31, 2011, 2010 and 2009.

	2011			2010			2009
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	65.7%	25.4%	63.6%	68.9%	(4.3)%	61.5%	56.6%	51.2%	55.4%
Acquisition cost ratio	37.4%	20.9%	36.5%	36.7%	26.3%	35.7%	38.6%	8.3%	32.3%
Composite ratio	103.1%	46.3%	100.1%	105.6%	22.0%	97.2%	95.2%	59.5%	87.7%
Internal expense ratio			3.7%			5.6%			8.8%
Combined ratio			103.8%			102.8%			96.5%